Exhibit 99.1

FOR IMMEDIATE RELEASE
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Contacts:   Ultramar                          Diamond Shamrock
- ---------   --------                          ----------------

            Media and Investors:              Media:  Katherine Hughes
            Steven Blank (203) 622-7019       (210) 641-8846
            For 9/23 & 9/24: (212) 953-2550   Investors:  Mary Hartman
                                              (210) 641-8840
                                              For 9/23 & 9/24: (212) 953-2550




                  ULTRAMAR AND DIAMOND SHAMROCK TO MERGE

  Merger of Equals Will Create One of the Largest North American Petroleum

                            Refiner/Marketers;

              Transaction Expected to be Accretive to Earnings


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GREENWICH, Conn. and SAN ANTONIO, Tex. (September 23, 1996) -- Ultramar
Corporation (NYSE:ULR) and Diamond Shamrock, Inc. (NYSE:DRM), petroleum refining and marketing companies with strong presences in different regions of North America, announced today that they have agreed to merge. In the merger of equals, each share of Diamond Shamrock will be converted into
1.02 shares of Ultramar common stock. The new company will have combined revenues of more than $8 billion and a combined equity market value of over $2.3 billion. The transaction will be accounted for on a pooling of interests basis and is expected to be accretive to earnings. The combined company will be named Ultramar Diamond Shamrock Corp. and will be headquartered in San Antonio, Texas.

     Roger Hemminghaus, chairman, chief executive officer and president of Diamond Shamrock, will become chairman and chief executive officer of Ultramar Diamond Shamrock. Jean Gaulin, chairman, chief executive officer and president of Ultramar, will become the new company's vice chairman, president and chief operating officer. Mr. Gaulin will become Ultramar Diamond Shamrock's CEO by the end of 1998 and will become chairman within three years thereafter. The Board of Directors will be comprised of twelve individuals, with six each coming from the boards of Ultramar and Diamond Shamrock.

     Ultramar Diamond Shamrock expects to pay an annual dividend of $1.10 per share of common stock, which is Ultramar's current dividend rate.

     "This is truly a merger of equals between two strong companies that fit together remarkably well," said Mr. Hemminghaus. "By joining together, we will leverage both our companies' considerable strength in petroleum refining and marketing and create new opportunities for cost savings and strategic expansion. The merger will position the new company for greater penetration of attractive western U.S. markets, including Arizona, California and Nevada."

     "This is a combination of two companies which have high quality assets and management. We will be building a new company with the best management and business opportunities from both sides. Our corporate cultures are complementary and we are all looking forward to working together,"
Mr. Hemminghaus said.




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     "Ultramar and Diamond Shamrock are ideal partners," said Mr. Gaulin.
"Diamond Shamrock's large retail network and significant presence in the U.S. Southwest strongly complement Ultramar's refining and marketing operations in California and Canada. With such strong regional anchors, our new company has tremendous potential to expand into new markets and improve performance in existing ones."

     "This merger creates exciting opportunities for the shareholders of both companies," Mr. Gaulin said. "The transaction is expected to be accretive to earnings. Ultramar Diamond Shamrock will benefit from enhanced earnings growth prospects, less earnings volatility, increased geographic diversity of revenues, and significant merger savings."

     Cost savings related to the merger are projected to be at least
$75 million annually, based primarily on the realization of operating synergies and reduction of overhead and administrative costs, with $25 million estimated to be realized in 1997 and the full $75 million to be realized each year thereafter. One-time transaction costs are estimated at $17 million, which will be booked in 1996. In addition there are approximately $50 million in transition costs, most of which will be booked in 1996. It is anticipated that approximately 200 positions will be eliminated as a result of the merger, out of a combined workforce of about 17,000 employees.

     The Boards of Directors of both Ultramar and Diamond Shamrock have approved the merger. The transaction is subject to approval by the shareholders of both companies, and to customary regulatory approvals. The parties expect the transaction to close at the end of this year.

     Wasserstein Perella & Co., Inc. acted as financial adviser to Diamond Shamrock and provided a fairness opinion. Merrill Lynch & Co. acted as principal financial adviser to Ultramar and provided a fairness opinion.

     Ultramar Corporation, headquartered in Greenwich, Connecticut, is a petroleum refining and marketing company which operates in California, Eastern Canada and the northeast United States. Ultramar employs approximately 4,000 people. Ultramar operates two refineries, in Wilmington, California, and in Quebec Province, with a combined capacity of 250,000 barrels per day. In California, it markets gasoline through 360 locations (150 owned and operated by the company) under the Ultramar and Beacon brands. Ultramar's Eastern Canadian retail network includes 1,400 locations (of which approximately 630 are company-owned or controlled under long-term lease). In Eastern Canada, Ultramar markets gasoline under the Ultramar and Sergaz brands. Within this network, Ultramar owns and operates 110 convenience stores and plans to grow this number significantly over the next several years. Ultramar is one of the largest home heating oil companies in North America and sells heating oil to over 175,000 households in Eastern Canada and New England.


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     Diamond Shamrock, Inc., headquartered in San Antonio, is a leading refiner and marketer of petroleum products in the Southwest, with a growing mix of related businesses. Diamond Shamrock has two Texas refineries with a combined capacity of 225,000 barrels per day, and markets gasoline and convenience store items through approximately 2,700 Corner Store, Stop N Go and Diamond Shamrock locations (1,500 owned and operated by the company) in nine states. Diamond Shamrock markets the largest-selling gasoline brand in Texas and the second largest in Colorado and New Mexico. Its revenue from convenience store merchandise approaches $1 billion annually. Diamond Shamrock also produces petrochemical feedstocks and operates the world's largest commercial natural gas liquids storage facility, serving the refining and petrochemicals industries in the Texas Gulf Coast area. Diamond Shamrock has more than 13,000 employees.


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